                          CALCULATION AGENCY AGREEMENT

                  CALCULATION AGENCY AGREEMENT, dated as of December 23, 2004
(the "Agreement"), between Lehman Brothers Holdings Inc. (the "Company") and
Lehman Brothers Inc., as Calculation Agent.

                  WHEREAS, the Company has authorized the issuance of up to
$6,900,000 aggregate principal amount of Index-Plus Notes Due December 23, 2009,
Performance Linked to Russell 2000(R) Index (RTY) (the "Securities")*;

                  WHEREAS, the Securities will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as
Trustee (the "Trustee"), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4,
1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple
Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987
(collectively, the "Indenture"); and

                  WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities;

                  NOW THEREFORE, the Company and the Calculation Agent agree as follows:

                  1. Appointment of Agent. The Company hereby appoints Lehman
         Brothers Inc., as Calculation Agent, and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

                  2. Calculations and Information Provided. In response to a request made by the Trustee for a determination of the Maturity Payment
         Amount due on the Stated Maturity Date of the Securities, the
         Calculation Agent shall determine such Maturity Payment Amount and notify the Trustee of its determination. The Calculation Agent shall also be responsible for (a) the determination of the Successor Index if publication of the Index is discontinued, (b) the determination of the
         Closing Index Level if no Successor Index is available or if Russell or the publisher of any Successor Index, as the case may be, fails to calculate and announce a Closing Index Level on any date, (c)
         adjustments to the Index, the Successor Index or the Closing Index
         Level if the method of calculating any of these items changes in a material respect or if the Index or Successor Index is in any other way modified so that it does not, in the opinion of the Calculation Agent, fairly represent the value of the Index, or Successor Index, as the case may

-----------------------
         *        Russell 2000(R) Index is a trademark of Frank Russell Company and has been licensed for use by Lehman Brothers Holdings Inc.
                  The Securities, based on the performance of the Russell 2000
                  Index, are not sponsored, endorsed, sold or promoted by Frank
                  Russell Company and Frank Russell Company makes no
                  representation regarding the advisability of investing in the
                  Securities.

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         be, had such changes or modifications not been made, (d) adjustments to the threshold level, if required in order to reflect adjustments made in the Index or Successor Index and (e) the determination of whether a
         Market Disruption Event has occurred. The Calculation Agent shall notify the Trustee of all such adjustments or any such Successor Index, or if a Market Disruption Event has occurred. Annex A hereto sets forth the procedures the Calculation Agent will use to determine the information described in this Section 2.

                  3. Calculations. Any calculation or determination by the
         Calculation Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation
         Agent hereunder shall, at the Trustee's request, be made available at the Corporate Trust Office.

                  4. Fees and Expenses. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

                  5. Terms and Conditions. The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

                  (a) in acting under this Agreement, the Calculation Agent is acting solely as an independent expert of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

                  (b) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the
         Company or the Trustee made or given under any provision of this
         Agreement shall be sufficient if signed by any person whom the
         Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

                  (c) the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

                  (d) the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as
         Calculation Agent; and

                  (e) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or willful misconduct.

                  6. Resignation; Removal; Successor. (a) The Calculation Agent
         may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation
         Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and

                                                                               3

         specifying such removal and the date when it shall become effective.
         Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation
         Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the
         Calculation Agent's notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

                  (b) In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the
         Company by an instrument in writing, filed with the successor
         Calculation Agent. Upon the appointment as aforesaid of a successor
         Calculation Agent and acceptance by the latter of such appointment, the
         Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

                  (c) Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor
         Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

                  (d) Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the
         Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation
         Agent shall be a party, or any corporation to which the Calculation
         Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor
         Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

                  7. Certain Definitions. Terms not otherwise defined herein or in Annex A hereto are used herein as defined in the Indenture or the
         Securities.

                  8. Indemnification. The Company will indemnify the Calculation
         Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or willful misconduct of the Calculation Agent or any of its agents or employees.

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         The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

                  9. Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this
         Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business
         Days), (a) in the case of the Company, to it at 745 Seventh Avenue, New
         York, New York 10019 (facsimile: (646) 758-3204) (telephone: (212)
         526-7000), Attention: Treasurer, with a copy to 399 Park Avenue, New
         York, New York 10022 (facsimile: (212) 526-0357) (telephone: (212)
         526-7000), Attention: Corporate Secretary, (b) in the case of the
         Calculation Agent, to it at 745 Seventh Avenue, New York, New York
         10019 (facsimile: (646) 758-4942) (telephone: (212) 526-7000),
         Attention: Equity Derivatives Trading and (c) in the case of the
         Trustee, to it at 388 Greenwich Street, 14th Floor, New York, New York
         10013 (facsimile: (212) 816-5527) (telephone: (212) 816-5773),
         Attention: Agency and Trust, or in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

                  10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

                  11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  12. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

                  IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.

                                            LEHMAN BROTHERS HOLDINGS INC.

                                            By:
                                               ---------------------------------
                                               Karen Corrigan
                                               Vice President

                                            LEHMAN BROTHERS INC.,
                                             as Calculation Agent

                                            By:
                                               ---------------------------------
                                               Karen Corrigan
                                               Vice President

                        [Calculation Agency Agreement]

                                     ANNEX A

               1. The Index.

                  The Index is the Russell 2000 Index (the "Index"), as
calculated, published and disseminated by Frank Russell Company ("Russell").

               2. Determination of the Maturity Payment Amount.

                  The Calculation Agent shall, at the request of the Trustee, determine the amount payable on the Stated Maturity Date for each $1,000 principal amount of Securities (the "Maturity Payment Amount").

                  The Maturity Payment Amount shall be the following:

                  o   If the Final Index Level is greater than or equal to the
                      Initial Index Level, the sum of:

                      (1) $1,000; and

                                                    Final Index   Initial Index
                                      Upside          Level     -      Level
                      (2) $1,000 x Participation x  ---------------------------
                                       Rate              Initial Index Level

                  o   If the Final Index Level is less than the Initial Index
                      Level and the Closing Index Level is at or above the
                      Threshold Level on all Exchange Business Days during the
                      Measurement Period, $1,000.

                  o   If the Final Index Level is less than the Initial Index
                      Level and the Closing Index Level has fallen below the
                      Threshold Level on any Exchange Business Day during the
                      Measurement Period, the product of:

                      (1) $1,000; and

                      (2)  Final Index Level
                          -------------------
                          Initial Index Level

                3. Discontinuance of the Index.

                  (a) If Russell discontinues publication of the Index and
Russell or another entity publishes a successor or substitute index (the
"Successor Index") that the Calculation Agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued Index, then the
Calculation Agent shall determine the Closing Index Level to be used for purposes of (a) determining whether the Closing Index Level has fallen below the threshold level on any Exchange Business Day during the measurement period and
(b) computing the Maturity Payment Amount by reference to the Closing Index
Level of such Successor Index on the date that the Final Index Level is to be determined.

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                  (b) Upon any selection by the Calculation Agent of a Successor
Index, the Company shall promptly give notice to the holders of the Securities.

                  (c) If Russell discontinues publication of the Index and the
Calculation Agent determines that no Successor Index is available at such time, or if Russell (or the publisher of any Successor Index) fails to calculate and announce a Closing Index Level for the Index (or a Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, the
Calculation Agent will determine the Closing Index Level to be used for purposes of (a) determining whether the Closing Index Level has fallen below the threshold level on any Exchange Business Day during the measurement period and
(b) computing the amount payable on the Stated Maturity Date. In such circumstances, the Closing Index Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index (or any
Successor Index) last in effect prior to such discontinuance, using the Closing
Index Level (or, if trading in any of the relevant securities has been materially suspended or materially limited, its good faith estimate of the
Closing Index Level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Index (or any Successor Index) on the
Relevant Exchange on which such Security trades.

               4. Alteration of Method of Calculation.

                  If at any time the method of calculating the Index, any
Successor Index, or the Closing Index Level on any particular day, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation
Agent will, at the Close of Trading of the Relevant Exchanges on which the securities comprising the Index or such Successor Index traded on any date the
Closing Index Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such
Successor Index, as the case may be, as if such changes or modifications had not been made. The Calculation Agent will calculate the Closing Index Level on any particular day and the Maturity Payment Amount with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the
Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (for example, due to a split in the index), then the Calculation Agent shall adjust such index in order to arrive at a level of the Index or such Successor Index as if it had not been modified (for example, if such split had not occurred).

               5. Definitions.

                  Set forth below are the terms used in the Agreement and in this Annex A.

                  "Agreement" shall have the meaning set forth in the preamble to this Agreement.

                  "AMEX" shall mean the American Stock Exchange LLC.

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                  "Business Day", notwithstanding any provision in the
Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which the NYSE, Nasdaq or AMEX is not open for trading or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

                  "Calculation Agent" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Maturity Payment Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial
Calculation Agent shall be Lehman Brothers Inc.

                  "Close of Trading" shall mean, in respect of any Relevant
Exchange, the scheduled weekday closing time on a day on which the Relevant
Exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading sessions.

                  "Closing Index Level" shall mean, with respect to any day, in the case of the Index or the Successor Index, the closing level of the Index or the Successor Index, as the case may be, as reported by Russell or the publisher of the Successor Index, as the case may be, on such day or as determined by the
Calculation Agent pursuant to this Agreement.

                  "Company" shall have the meaning set forth in the preamble to this Agreement.

                  "Exchange Business Day" shall mean any day on which the Index or the Successor Index is announced by its publisher or is otherwise determined by the Calculation Agent.

                  "Final Index Level" shall equal the Closing Index Level on the
Valuation Date.

                  "Indenture" shall have the meaning set forth in the preamble to this Agreement.

                  "Index" shall have the meaning set forth in Section 1 of this
Annex A.

                  "Initial Index Level" shall equal 638.05, the Closing Index
Level on December 20, 2004.

                  "Market Disruption Event", with respect to the Index or any
Successor Index shall mean any of the following events has occurred on any day as determined by the Calculation Agent in its sole discretion:

         (1) A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of the Index or any
         Successor Index, by the Relevant Exchanges on which those securities are traded, at any time during the one-hour period that ends at the
         Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by that Relevant Exchange. Limitations on trading during significant market fluctuations imposed pursuant to NYSE
         Rule 80B or any applicable rule or regulation enacted or promulgated by the NYSE, any other exchange, quotation system or market, any other self regulatory organization or the Securities and

                                                                               4

         Exchange Commission of similar scope or as a replacement for Rule 80B may be considered material.

         (2) A material suspension of, or limitation imposed on, trading in futures or options contracts relating to the Index or any Successor
         Index by the primary exchange on which those futures or options contracts are traded, at any time during the one-hour period that ends at the Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by the exchanges or otherwise.

         (3) Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20%
         or more of the Index or any Successor Index, on the Relevant Exchanges
         on which those securities are traded, at any time during the one hour period that ends at the Close of Trading on such day.

         (4) Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to the Index or any Successor Index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one hour period that ends at the Close of
         Trading on such day.

         (5) The closure of the Relevant Exchanges on which securities that then comprise 20% or more of the Index or any Successor Index are traded or on which futures or options contracts relating to the Index or any
         Successor Index are traded prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Exchanges at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Relevant Exchanges and (ii) the submission deadline for orders to be entered into the Relevant
         Exchanges for execution at the Close of Trading on such day.

For purposes of determining whether a Market Disruption Event has occurred the relevant percentage contribution of a security to the level of the Index or any
Successor Index will be based on a comparison of (x) the portion of the level of the Index attributable to that security and (y) the overall level of the Index, in each case immediately before the occurrence of the Market Disruption Event.

                  "Maturity Payment Amount" shall have the meaning set forth in
Section 2 of this Annex A.

                  "Measurement Period" shall mean the period from December 20,
2004 to and including the Valuation Date.

                  "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

                  "NYSE" shall mean The New York Stock Exchange, Inc.

                                                                               5

                  "Relevant Exchange" shall mean, for each security (or any
combination thereof then included in the Index or any Successor Index), the primary securities exchange, quotation system, including any bulletin board service, or other market of trading for such security.

                  "Russell" shall have the meaning set forth in Section 1 of this Annex A.

                  "Securities" shall have the meaning set forth in the preamble to this Agreement.

                  "Stated Maturity Date" shall mean December 23, 2009 (or if
December 23, 2009 is not a Business Day, on the next Business Day); provided, that if a Market Disruption Event occurs on the Valuation Date, the Stated
Maturity Date shall be the third Business Day following the date that the Final
Index Level on the postponed Valuation Date is determined.

                  "Successor Index" shall have the meaning set forth in Section
3(a) of this Annex A.

                  "Threshold Level" shall mean 446.635, as it may be adjusted from time to time by the Calculation Agent to the extent it believes appropriate, in a manner consistent with the adjustments to the method of calculation of the Index or a Successor Index described in Sections 3 and 4 of this Annex A and under the circumstances described in Sections 3 and 4 of this
Annex A.

                  "Trustee" shall have the meaning set forth in the preamble to this Agreement.

                  "Upside Participation Rate" shall mean 110%.

                  "Valuation Date" shall mean December 18, 2009; provided, that if a Market Disruption Event occurs on such day, then the Valuation Date shall be the next following Exchange Business Day on which no Market Disruption Event occurs; provided, however, if a Market Disruption Event occurs on each of the eight Exchange Business Days following the original scheduled Valuation Date, then (a) that eighth Exchange Business Day shall be deemed the Valuation Date and (b) the Calculation Agent shall determine the Final Index Level based upon its good faith estimate of the value of the Index on that eighth Exchange
Business Day.